Exhibit 99.1

PRIMUS Telecommunications Reports Third Quarter 2009 Financial Results

•	Q3 Net Revenue of $207.9 Million, up 5.7% Sequentially

•	Q3 Adjusted EBITDA of $21.0 Million, up 2.9% Sequentially

•	$41.9 Million Cash Balance at September 30, 2009

•	Q3 Free Cash Flow of $9.1 Million

MCLEAN, VA – (MARKET WIRE) – November 16, 2009 – PRIMUS Telecommunications Group, Incorporated (PRIMUS) (OTCBB: PMUG), a global, facilities-based integrated communications services provider, announced results for the third quarter 2009. Net revenue was $207.9 million; Adjusted EBITDA was $21.0 million; and Free Cash Flow was $9.1 million.

“We generated $9.1 million in free cash flow in the third quarter as we continued to execute our strategy of investing in growth services in our primary Australian and Canadian markets, balanced with optimizing cash returns in other services and markets,” said K. Paul Singh, Chairman and Chief Executive Officer. “Third quarter revenue reflected a modest lift in growth services revenue and a slowing rate of decline in traditional voice services revenue as we continue to shift our revenue mix by increasing marketing and advertising support behind our data hosting and IP-based services. During the quarter, we also maintained strict discipline in cost management and capital spending. We generated $21.0 million of Adjusted EBITDA, bringing our year-to-date total to over $61 million while continuing to increase prudently our sales and marketing support for growth services. We ended the quarter with $41.9 million of cash, after paying $6.1 million in previously accrued restructuring related expenses, well ahead of our previous cash balance estimates.

“Over the past year, we successfully navigated global economic turmoil while maintaining operational stability during our financial restructuring. We are pleased with the improving trends in revenue product mix and the stability of Adjusted EBITDA over the past three quarters. For the remainder of the year, we continue to focus on free cash flow and Adjusted EBITDA by making targeted investments in growth services and managing our traditional service businesses to optimize cash returns. As a near term priority, we continue to assess opportunities to address our 2011 debt maturities, improve our balance sheet and enhance liquidity,” concluded Singh.

Third Quarter 2009 Financial Results

Third quarter results reflect the adoption of the “fresh start” provisions of ASC No. 852 on July 1, 2009, which requires that all assets and liabilities be restated to their fair value. As a result, the amounts reported on the accompanying Consolidated Condensed Balance Sheets may differ materially from the values recorded in prior periods. Accordingly, the Company’s financial statements for all periods subsequent to July 1, 2009, the Effective Date of the Company’s emergence from bankruptcy, will not be comparable to previous periods.

Net revenue of $207.9 million increased $11.2 million, or 5.7%, from $196.7 million in the second quarter of 2009. Exclusive of a favorable $11.8 million currency effect, net revenue decreased $0.6 million, or 0.3%, from the second quarter of 2009. This sequential decline, exclusive of the currency effect, was comprised of a decline of $2.2 million in retail revenues and growth of $1.6 million in wholesale revenue. The $2.2 million decline in retail revenue, exclusive of currency, reflects improvement from the $5.3 million decline experienced in the second quarter of 2009. Growth services net revenue was 43% of retail revenue in the third quarter as compared to 42% in the prior quarter. On a year-over-year basis, net revenue decreased $23.3 million, or 10.1%. Exclusive of an unfavorable $12.8 million currency effect, net revenue decreased $10.5 million, or 4.5% from the third quarter a year ago.

Net Revenue by Major Operating Segment

The following details third quarter 2009 and sequential and year-ago comparisons by major operating segment.

Canada

•

Net revenue of $57.4 million increased $2.3 million, or 4.0%, from $55.1 million in the second quarter of 2009. Exclusive of a favorable $3.4 million currency effect, net revenue decreased $1.1 million, or 2.0%, from the second quarter of 2009. On a year-over-year basis, net revenue decreased $9.4 million, or 14%. Exclusive of an unfavorable $3.2 million currency effect, net revenue decreased $6.2 million, or 9.3%, from the third quarter a year ago.

•

The $1.1 million sequential net revenue decline, exclusive of currency, is comprised of a $0.8 million decline from traditional voice services and $0.6 million decline from prepaid voice services, partially offset by a $0.3 million increase in local, VoIP, broadband internet, data and hosting service revenue.

Australia

•

Net revenue of $63.7 million increased $5.2 million, or 8.9%, from $58.5 million in the second quarter of 2009. Exclusive of a favorable $5.7 million currency effect, net revenue decreased $0.5 million, or 0.8%, from the second quarter of 2009. On a year-over-year basis, net revenue decreased $7.1 million, or 10.0%. Exclusive of an unfavorable $4.5 million currency effect, net revenue decreased $2.6 million, or 3.6%, from the third quarter a year ago.

•

The $0.5 million sequential net revenue decline, exclusive of currency, is comprised of a $0.6 million decline from traditional long distance voice and off-net local services, partially offset by a $0.1 million increase from on-net local, VoIP, broadband internet, data and hosting services.

Wholesale

•

Net revenue of $53.6 million increased $3.3 million, or 6.6%, from $50.3 million in the second quarter of 2009. Exclusive of a favorable $1.6 million currency effect, net revenue increased $1.6 million, or 3.3%, from the second quarter of 2009. On a year-over-year basis, net revenue decreased $0.4 million, or 1.0%. Exclusive of an unfavorable $3.5 million currency effect, net revenue increased $3.0 million, or 5.6%, from the third quarter a year ago.

•	The $1.6 million sequential net revenue increase, exclusive of currency, is a result of continued expansion of our network routing capabilities.

United States

•

Net revenue for the third quarter of 2009 was $15.9 million, down $1.0 million, or 6.2%, from $16.9 million in the second quarter of 2009. On a year-over-year basis, net revenue decreased $5.2 million, or 24.6%.

•	The $1.0 million sequential net revenue decline is comprised of a $0.6 million decline from traditional voice services and a $0.4 million decline from VoIP services.

Europe

•

Net revenue of $13.4 million increased $0.3 million, or 2.7%, from $13.1 million in the second quarter of 2009. Exclusive of the favorable $0.6 million currency effect, net revenue decreased $0.3 million, or 2.4%, from the second quarter of 2009. On a year-over-year basis, net revenue decreased $2.5 million, or 16.0%. Exclusive of an unfavorable $1.1 million currency effect, net revenue declined $1.5 million, or 9.1%, from the third quarter a year ago.

•

The $0.3 million sequential net revenue decline, exclusive of currency, is comprised of a $0.4 million decline in traditional voice services partially offset by a $0.1 million increase in VoIP services.

Net revenue less cost of revenue was $71.9 million, or 34.6% of net revenue, compared to $70.8 million, or 36.0% of net revenue, in the prior quarter and $81.4 million, or 35.2% of net revenue, in the year-ago quarter. The sequential margin percentage decline reflects the benefit of a $1.5 million cost of sales dispute settlement in the second quarter and an increase in lower-margin wholesale revenue, partially offset by continued efforts to reduce and contain costs. The year-over-year margin percentage decline is reflective of a shift in product mix.

Selling, general and administrative (SG&A) expense was $51.1 million, or 24.6% of net revenue, compared to $50.4 million, or 25.6% of net revenue in the prior quarter, and $69.5 million, or 30.1% of net revenue, in the year-ago quarter. The $0.7 million sequential increase in SG&A expense reflects a $2.9 million increase from foreign currency, a $0.5 million increase in advertising and a $1.1 million increase in occupancy, travel and general costs, partially offset by a $2.4 million decrease in salaries and benefits as a result of lower severance and incentive compensation expense, a $1.1 million decrease in professional fees and a $0.3 million decrease in commissions. The year-over-year $18.4 million decrease in SG&A reflects a $2.8 million decrease from foreign currency translation and a $15.6 million decrease which includes virtually all categories of expense and is reflective of the Company’s cost containment actions over the past year.

Income from operations was $0.6 million, reflecting increased depreciation and amortization as compared to the sequential and year ago quarters as a result of the fair valuing of fixed and intangible assets per Fresh Start accounting which was implemented effective July 1, 2009. Depreciation and amortization expense was $20.0 million as compared to $6.3 million in the second quarter of 2009 and $9.4 million in the year ago quarter.

Adjusted EBITDA was $21.0 million, or 10.1% of net revenue, compared to $20.4 million, or 10.4% of net revenue, in the prior quarter and $12.0 million, or 5.2% of net revenue, in the year-ago quarter. The sequential improvement reflects a $1.4 million increase from currency translation and the variances described above. The year-over-year increase is reflective of cost reductions implemented throughout the past year and $4.0 million of additional charges for doubtful accounts receivable, indirect tax accruals and severance costs recorded in the third quarter of 2008. Adjusted EBITDA is a non-GAAP measure – see non-GAAP measure reconciliations and descriptions below.

Interest expense was $8.8 million, an increase of $5.4 million from $3.4 million in the prior quarter and a $4.0 million decrease from $12.8 million in the year-ago quarter. The sequential increase is attributable to the Company’s resumption of interest accruals on July 1, 2009, subsequent to completion of the Company’s financial restructuring on debt obligations previously subject to compromise. The year-over-year decrease is attributable to a reduction in the Company’s level of indebtedness as a result of this restructuring.

Net loss was $15.2 million, or $(1.58) per basic and diluted common share, compared to net income of $25.4 million, or $0.18 per basic and $0.15 per diluted common share, in the prior quarter and a net loss of $33.2 million, or $(0.23) per diluted share in the year-ago quarter. Net loss for the third quarter of 2009 includes a $4.4 million foreign currency transaction loss. Net income in the second quarter 2009 reflected a $24.2 million foreign currency transaction gain and an $8.3 million expense from reorganization items. Net income for the third quarter 2008 included a $23.0 million foreign currency transaction loss.

The number of shares outstanding used to calculate basic and diluted earnings per common share in the third quarter of 2009 was 9.6 million, a decrease from prior periods as the number of basic and dilutive common shares outstanding reflect the completion of the Company’s financial restructuring.

Balance Sheet, Liquidity and Capital Resources

PRIMUS ended the third quarter 2009 with $41.9 million in unrestricted cash and cash equivalents up from $41.5 million at June 30, 2009. Cash uses during the quarter were comprised of $3.9 million in capital expenditures, $4.6 million for debt reduction, $4.0 million for interest, $2.8 million for taxes, $1.3 million for working capital and $6.1 million for payment of reorganization costs. These uses were offset by $21.0 million of Adjusted EBITDA and $2.1 million from currency movements. During the fourth quarter of 2009 the Company expects to make payments of approximately $4.0 million for previously accrued reorganization expenses and settlements.

The principal amount of PRIMUS’ long-term debt obligations as of September 30, 2009 was $252.6 million.

Free Cash Flow for the third quarter 2009 was $9.1 million compared to $14.2 million in the prior quarter and $(6.8) million in the year-ago quarter. PRIMUS defines Free Cash Flow as net cash provided by operating activities less cash used in the purchase of property and equipment. Free Cash Flow is a non-GAAP measure – see non-GAAP measure reconciliations and descriptions below.

“We made progress in implementing our cost reduction initiatives, and are on track to complete the bulk of our $10 million annualized savings target by year end,” said Thomas R. Kloster, Chief Financial Officer. “Capital expenditures in the quarter were $3.9 million, over 90% of which was devoted to expanding growth services in our core Australian and Canadian markets. Through our overall cost discipline, a favorable sequential currency effect, and reduced debt service, we generated free cash flow of $9.1 million in the quarter. We ended the third quarter with $41.9 million in cash, after having paid previously accrued costs of $11.4 million including reorganization fees of $6.1 million; income taxes of $2.8 million; indirect taxes of $2.2 million and other settlements of $0.3 million.

“In the fourth quarter, we plan a continued focus on aggressive cost management and on maximizing free cash flow generation. Our objective is to continue the trend from the past three quarters of stable Adjusted EBITDA, giving consideration to modest quarterly variation from currency, seasonality and increases in marketing expenditures. Capital expenditures are expected to increase from third quarter levels but we expect to remain well within the $18 million 2009 annual ceiling contained in our debt covenants.”

Nine Months Results

Net revenue was $599.2 million for the first nine months of 2009 compared to $692.6 million for the first nine months of 2008. Adjusted EBITDA was $61.2 million for the first nine months of 2009 compared to $50.7 million in the first nine months of 2008.

Conference Call

PRIMUS will hold a conference call on Tuesday, November 17, 2009 at 8:30AM ET to discuss its third quarter results. To access the call please dial 866-261-2650 or 703-639-1221 approximately 10 minutes prior to the start of the conference call. No access code is required. The conference call will also be broadcast live over the Internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of PRIMUS’ web site at www.primustel.com. The webcast and slide presentation will be available for replay at www.primustel.com.

A telephonic replay of this conference call will also be available by dialing 888-266-2081or 703-925-2533 and using access code 1413623 from 11:30 AM ET on November 17 until midnight ET on December 17.

About PRIMUS Telecommunications Group, Incorporated

PRIMUS Telecommunications Group, Incorporated is a facilities-based integrated global communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 500 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures as defined under SEC rules, which include Adjusted EBITDA and Free Cash Flow. As required by SEC rules, PRIMUS has provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on November 16, 2009 and available on our website.

Safe Harbor

Statements in this press release concerning, prospects, product mix trends, cost reduction initiatives, capital expenditures, future cash flow, cash balances and, financial condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “reinstate,” “opportunity,” “goal,” “objective,” “exchange,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this announcement. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: (i) the ability to service substantial indebtedness; (ii) customer, vendor, carrier and third-party responses to our emergence from reorganization; and (iii) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission (including those listed under captions “MD&A — Liquidity and Capital Resources — Short- and Long-Term Liquidity Considerations and Risks;” “Special Note Regarding Forward-Looking Statements;” and “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q) which cover matters and risks including but not limited to (a) a continuation or worsening of global recessionary economic conditions, including the effects of such conditions on our customers and our accounts receivables and revenues; (b) the general fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; (c) the possible inability to raise additional capital or refinance indebtedness when needed, or at all, whether due to adverse credit market conditions, our credit profile or otherwise; (d) a continuation or worsening of turbulent or weak financial and capital market conditions; (e) fluctuations in prevailing trade credit terms due to past Chapter 11 filings or uncertainties concerning our financial position, or otherwise; and (f) adverse regulatory rulings or changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services; and successful implementation of cost reduction efforts. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Lippert/Heilshorn & Assoc., Inc.

Amy Gibbons/Carolyn Capaccio

212-838-3777

agibbons@lhai.com

(tables follow)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Successor	Predecessor
	Three Months Ended September 30, 2009	July 1, 2009	Six Months Ended June 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
NET REVENUE	$207,947	$-	$391,216	$231,256	$692,587

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	136,076	-	255,288	149,834	433,813
Selling, general and administrative	51,139	-	95,836	69,511	208,338
Depreciation and amortization	20,029	-	12,346	9,351	25,401
(Gain) loss on sale or disposal of assets	83	-	(43)	(4,576)	(7,041)

Total operating expenses	207,327	-	363,427	224,120	660,511

INCOME FROM OPERATIONS	620	-	27,789	7,136	32,076

INTEREST EXPENSE	(8,763)	-	(14,135)	(12,810)	(41,557)
ACCRETION ON DEBT DISCOUNT, net	-	-	189	269	456
GAIN ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	-	-	-	121	34,608
INTEREST AND OTHER INCOME (EXPENSE)	(4,066)	-	396	(1,032)	(13,229)
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	(4,447)	-	21,121	(23,045)	2,182

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(16,656)	-	35,360	(29,361)	14,536

REORGANIZATION ITEMS, net	(307)	431,797	8,297	-	-

INCOME (LOSS) FROM CONTINUING OPERS. BEFORE INCOME TAXES	(16,963)	431,797	43,657	(29,361)	14,536

INCOME TAX BENEFIT (EXPENSE)	2,085	-	(3,907)	(1,489)	(1,527)

INCOME FROM CONTINUING OPERATIONS	(14,878)	431,797	39,750	(30,850)	13,009

LOSS FROM DISCONTINUED OPERATIONS, net of tax	-	-	(676)	(436)	(502)
GAIN (LOSS) FROM SALE OF DISCONTINUED OPERS., net of tax	(110)	-	251	-	-

NET INCOME (LOSS)	(14,988)	431,797	39,325	(31,286)	12,507
Less: Net (income) loss attributable to the noncontrolling interest	(210)	-	32	(1,934)	(2,202)

NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$(15,198)	$431,797	$39,357	$(33,220)	$10,305

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	$(1.57)	$3.03	$0.28	$(0.23)	$0.07
Loss from discontinued operations	-	-	(0.00)	(0.00)	(0.00)
Loss from sale of discontinued operations	(0.01)	-	0.00	-	-

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$(1.58)	$3.03	$0.28	$(0.23)	$0.07

DILUTED INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	$(1.57)	$2.49	$0.23	$(0.23)	$0.06
Loss from discontinued operations	-	-	(0.00)	(0.00)	(0.00)
Loss from sale of discontinued operations	(0.01)	-	0.00	-	-

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$(1.58)	$2.49	$0.23	$(0.23)	$0.06

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	9,600	142,695	142,695	142,633	142,633

DILUTED	9,600	173,117	173,117	142,633	176,138

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Income (loss) from continuing operations, net of tax	$(15,088)	$431,797	$39,782	$(32,784)	$10,807
Loss from discontinued operations	0	0	(676)	(436)	(502)
Gain (loss) from sale of discontinued operations	(110)	-	251	-	-

Net income (loss)	$(15,198)	$431,797	$39,357	$(33,220)	$10,305

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

Successor
September 30, 2009
Cash and cash equivalents	$41,850
Accounts receivable, net	92,580
Other current assets	15,665

TOTAL CURRENT ASSETS	150,095

Restricted cash	10,177
Property and equipment, net	152,028
Goodwill	61,086
Other intangible assets, net	187,552
Other assets	22,130

TOTAL ASSETS	$583,068

Accounts payable	$43,087
Accrued interconnection costs	43,468
Deferred revenue	13,686
Accrued expenses and other current liabilities	49,237
Accrued income taxes	17,601
Accrued interest	4,429
Current portion of long-term obligations	15,442

TOTAL CURRENT LIABILITIES	186,950

Non-current portion of long-term obligations	237,119
Other Liabilities	65,652

TOTAL LIABILITIES	489,721

Stockholders’ equity	93,347

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$583,068

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Successor	Predecessor
	Three Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008
NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$(15,198)	$25,366	$(33,220)
Reorganization items, net	307	8,271	-
Share-based compensation expense	308	11	67
Depreciation and amortization	20,029	6,250	9,351
(Gain) loss on sale or disposal of assets	83	16	(4,576)
Interest expense	8,763	3,359	12,810
Accretion on debt premium, net	-	-	(269)
Gain on early extinguishment or restructuring of debt	-	-	(121)
Interest income and other income (expense)	(163)	(161)	1,007
Loss from Contingent Value Rights valuation	4,229	-	-
Foreign currency transaction (gain) loss	4,447	(24,170)	23,045
Income tax (benefit) expense	(2,085)	1,110	1,489
Minority interest income (expense)	210	104	1,934
Loss from discontinued operations, net of tax	-	283	436
Loss from sale of discontinued operations, net of tax	110	-	-

ADJUSTED EBITDA	$21,040	$20,439	$11,953

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Successor	Predecessor
	Three Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008
NET CASH PROVIDED BY OPERATING ACTIVITIES BEFORE REORGANIZATION ITEMS	$12,992	$17,097	$(608)
Net cash used in purchase of property and equipment	(3,886)	(2,874)	(6,157)

FREE CASH FLOW	$9,106	$14,223	$(6,765)